Exhibit 99.1


                FACTORY 2-U STORES, INC. ANNOUNCES OCTOBER SALES

         SAN DIEGO, CA, November 5, 2003 - FACTORY 2-U STORES, INC. (Nasdaq:
FTUS) today announced that sales for the four-week period ended November 1, 2003 were $35.4 million, a decrease of 14.5% over sales of $41.3 million for the four-week period ended November 2, 2002. Comparable store sales for the four-week period ended November 1, 2003 decreased 10.8% versus a decrease of 2.3% for the same period last year. For the four-week period ended November 1, 2003, the Company did not open or close any stores.

         Sales for the thirteen-week period ended November 1, 2003 totaled $121.9 million compared to $134.5 million for the same period last year, a decrease of 9.4%. Comparable store sales for the thirteen-week period ended November 1, 2003 decreased 6.9% versus a decrease of 5.6% for the same period last year. For the thirteen-week period ended November 1, 2003, the Company did not open or close any stores.

         Sales for the thirty-nine week period ended November 1, 2003 totaled $349.9 million compared to $379.5 million for the thirty-nine week period ended November 2, 2002, a decrease of 7.8%. Comparable store sales for the thirty-nine week period ended November 1, 2003 decreased 4.7% versus a decrease of 8.5% for the same period last year. For the thirty-nine week period ended November 1, 2003, the Company opened 2 new stores and closed 3 stores.

         Bill Fields, Chairman and Chief Executive Officer, commented, "October's comparable store sales were below our expectation as a result of warmer weather in a number of our markets versus a year ago and the combined effect of the wildfires and labor strikes in the southern California region. We have approximately 51 stores in southern California that were affected by these multiple events. We believe that comparable store sales for October would have been down approximately 6% had it not been for the warm weather and the unfortunate events in southern California. As cooler weather has arrived in most of our markets and the wildfires of southern California subside, we have experienced significant improvement in comparable store sales for the first few days of November. Customer transaction counts grew 1% in October, the market basket size grew 12% and the average unit retail declined 23%. Our home and domestics businesses remained strong, with comparable store sales up 12% for the month of October. Our men's and women's accessories and furnishings comparable store sales were up 11% and reflects a continued effort to maintain better inventory positions in these categories. Our apparel categories were the poorest performing with comparable store sales in the negative high teens. Geographically, our best performing areas were Las Vegas, NV and Washington with comparable store sales in the range from flat to positive low single digit. Operating areas in Oregon, California and Arizona were the poorest with comparable store sales in the range of negative low to mid teens."

         Mr. Fields concluded, "Looking forward, we expect more normal weather to be present in all our markets, as well as a more favorable operating environment in southern California. As such, we expect a more favorable sales trend to develop and expect comparable store sales for our fourth quarter ending January 31, 2004 to be positive low single-digit."

         We will provide a mid-month sales update for November on November 17, 2003 at 5:00 P.M. Eastern Standard Time. Those interested can access this update message at 1-888-201-9603. This message will remain available until December 22, 2003. We will release our November sales results on December 3, 2003 after the market closes, or approximately 4:00 P.M. Eastern Standard Time.

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         We expect to release our third quarter operating results on November
12, 2003 after the market closes, or approximately 4:00 P.M. Eastern Standard Time. We will host a real-time webcast presentation and live conference call to discuss our third quarter operating results and fourth quarter sales and operating results expectations, the same day at 5:00 P.M. Eastern Standard Time. To participate in the call, dial 1-800-843-7949 five minutes before the call or access the Internet at www.factory2-u.com. All shareholders and other interested parties are encouraged to participate. A replay of the call will remain available for 48 hours by telephone or on the Internet through November 26, 2003. You may also obtain a transcript of the call by contacting Kehoe, White & Co., Inc. at 1-562-437-0655.

         FACTORY 2-U STORES, INC. operates 243 "Factory 2-U" off-price retail stores which sell branded casual apparel for the family, as well as selected domestics and household merchandise at prices which generally are significantly lower than the prices offered by its discount competitors. The Company operates 32 stores in Arizona, 2 stores in Arkansas, 65 stores in southern California, 63 stores in northern California, 1 store in Idaho, 8 stores in Nevada, 9 stores in New Mexico, 1 store in Oklahoma, 14 stores in Oregon, 34 stores in Texas, and 14 stores in Washington.


Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from the Company's present expectations. Among the important factors that could cause actual results to differ materially from those indicated in the forward-looking statements are: customer demand and trends in the off-price apparel industry, the effect of economic conditions, the impact of competitive openings and pricing, supply constraints or difficulties, and other risks detailed in the Company's Securities and Exchange Commission filings.

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